Exhibit 99.2

Amended and Restated Revolving Note

U.S. $10,000,000	November 28, 2016

For Value Received, the undersigned, The Female Health Company, a Wisconsin corporation (“FHC”), and Aspen Park Pharmaceuticals, Inc., a Delaware corporation (collectively, “Borrowers”),  hereby jointly and severally promise to pay to the order of BMO Harris Bank N.A. (the “Lender”) or its successors or registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Lender in Chicago Illinois (or such other location as Lender may designate to Borrowers), in immediately available funds, the principal sum of Ten Million and 00/100 Dollars ($10,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrowers pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of December 29, 2015, as thereafter amended, by and among Borrowers, the Guarantors party thereto and Lender (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof is entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to the principles of conflicts of laws thereof.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Note constitutes a renewal and restatement of, and replacement and substitution of that certain Revolving Note dated as of December 29, 2015 in the maximum principal amount of Ten Million and 00/100 Dollars ($10,000,000.00), executed by FHC and made payable to the order of the Lender (the “Prior Note”).  The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Lender against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

Each Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[SIGNATURE PAGE TO FOLLOW]

This Amended and Restated Revolving Note is dated as of the date first set forth above.

THE FEMALE HEALTH COMPANY,

a Wisconsin corporation

By        /s/  Mitchell S. Steiner, M.D.

Name:  Mitchell S. Steiner, M.D.

Title:    President and Chief Executive Officer

ASPEN PARK PHARMACEUTICALS, INC.,

A Delaware corporation

By        /s/  Mitchell S. Steiner, M.D.

Name:  Mitchell S. Steiner, M.D.

Title:    President and Chief Executive Officer

Signature Page to Amended and Restated Revolving Note